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

              IBM Notice of 1998 Annual Meeting and Proxy Statement
                                   [IBM LOGO]

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 28, at 10 a.m., in the Arie Crown Theatre at Lakeside Center, Chicago, Illinois.

We are very pleased that Mr. Minoru Makihara, president of Mitsubishi Corporation, who was elected to the Board in July 1997, is a nominee for the first time.

Dr. Harold Brown will retire from the Board in April and is not a nominee for election this year. Dr. Brown has served on our Board for over 22 years. We are very grateful to him for his many contributions during these years, and we will miss his participation on the Board.

This year, stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient new services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,


/s/ Louis V. Gerstner, Jr.

Louis V. Gerstner, Jr.
Chairman of the Board

                             YOUR VOTE IS IMPORTANT

                       Please Vote by Using the Internet,

               the Telephone, or by Signing, Dating, and Returning

                             the Enclosed Proxy Card

                                   International Business Machines Corporation
                                   Armonk, New York 10504
                                   March 13, 1998

Notice of Meeting

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 28, 1998, at 10 a.m., in the Arie Crown Theatre at Lakeside Center, 2301 South Lake Shore Drive, Chicago, Illinois 60616. The items of business are:

1. Election of directors for a term of one year.
2. Ratification of the appointment of auditors.
3. Such other matters, including one stockholder proposal, as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 9, 1998, are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the signed Proxy Card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.


/s/ John E. Hickey

John E. Hickey
Vice President and Secretary

This Proxy Statement and the accompanying form of Proxy Card are being mailed beginning on or about March 13, 1998, to stockholders entitled to vote. The IBM 1997 Annual Report, which includes financial statements, is being mailed with this Proxy Statement. Kindly notify First Chicago Trust Company of New York, Mail Suite 4688, P.O. Box 2530, Jersey City, N.J. 07303-2530, telephone 201-324-0405, if you did not receive a report, and a copy will be sent to you.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Table of Contents

                                                                           Page

1. Election of Directors for a Term of One Year                             5

General Information:

o  Board of Directors                                                       8

o  Committees of the Board                                                  8

o  Other Relationships                                                     10

o  Directors' Compensation                                                 10

o  Section 16(a) Beneficial Ownership Reporting Compliance                 11

o  Ownership of Securities                                                 11

   - Common Stock and Total Stock-Based Holdings of Management             12

Report on Executive Compensation                                           14

o  Summary Compensation Table                                              18

o  Performance Graph                                                       24

2. Ratification of Appointment of Auditors                                 25

3. Stockholder Proposal                                                    26

Other Business                                                             28

Proxies and Voting at the Meeting                                          28

              IBM Notice of 1998 Annual Meeting and Proxy Statement

1. Election of Directors for a Term of One Year

                        The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as Proxies on the enclosed Proxy Card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

                        CATHLEEN BLACK, 53, is president of Hearst Magazines, a
                        division of The Hearst Corporation, a diversified
                        communications company. She is a member of IBM's
                        Directors and Corporate Governance Committee. Prior to
                        joining Hearst Magazines, she was president and chief
                        executive officer of the Newspaper Association of
[PHOTO OMITTED]         America from 1991 to 1996, president, then publisher, of
                        USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc.
                        (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola
                        Company, the Advertising Council and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

                        JUERGEN DORMANN, 58, is chairman of the management board
                        of Hoechst AG, a chemicals and pharmaceuticals company.
                        He is a member of IBM's Audit Committee. Mr. Dormann
[PHOTO OMITTED]         joined Hoechst in 1963 and was elected finance and
                        accounting director in 1987 and to his present position in 1994. He is a member of the supervisory board of Allianz Lebensversicherungs AG. Mr. Dormann became an
                        IBM director in 1996.

                        LOUIS V. GERSTNER, JR., 56, is chairman of the Board and
                        chief executive officer of IBM and chairman of IBM's
                        Executive Committee. From 1989 until joining IBM in
                        1993, he was chairman of the board and chief executive
                        officer of RJR Nabisco Holdings Corp., an international
                        consumer products company. From 1985 to 1989, Mr.
                        Gerstner was president of American Express Company, and
[PHOTO OMITTED]         from 1983 to 1989, he was chairman and chief executive
                        officer of American Express Travel Related Services Co.,
                        Inc. He is a member of the board of directors of Bristol-Myers Squibb Company. Mr. Gerstner co-chairs
                        Achieve, an organization created by United States governors and business leaders to establish high academic standards in our nation's schools. He is a director of The Council on Foreign Relations and a member of the Smithsonian Board of Regents. Mr. Gerstner became an IBM director in 1993.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

                        NANNERL O. KEOHANE, 57, is president and professor of
                        political science at Duke University. She is chairperson
                        of IBM's Directors and Corporate Governance Committee
                        and a member of IBM's Executive Committee. She was
                        formerly president of Wellesley College, and a former
[PHOTO OMITTED]         faculty member at Swarthmore College and Stanford
                        University. She is a member of The Council on Foreign
                        Relations, the American Philosophical Society and the
                        American Academy of Arts and Sciences. Dr. Keohane is a trustee of the Colonial Williamsburg Foundation and has served as vice president of the American Political
                        Science Association. Dr. Keohane became an IBM director in 1986.

                        CHARLES F. KNIGHT, 62, is chairman and chief executive
                        officer of Emerson Electric Co., an electronics company.
                        He is chairman of IBM's Executive Compensation and
                        Management Resources Committee and a member of IBM's
                        Executive Committee. He joined Emerson Electric in 1972
[PHOTO OMITTED]         as vice chairman and was elected chief executive officer
                        in 1973, chairman in 1974 and president in 1995. Prior to joining Emerson, he was president of Lester B. Knight
                        & Associates, Inc., a consulting engineering firm. He is a director of SBC Communications Inc., Anheuser Busch
                        Companies, Inc., and The British Petroleum Company p.l.c. Mr. Knight became an IBM director in 1993.

                        MINORU MAKIHARA, 68, is president of Mitsubishi
                        Corporation. Mr. Makihara joined Mitsubishi in 1956 and
[PHOTO OMITTED]         was elected president of Mitsubishi International
                        Corporation in 1987, chairman of Mitsubishi
                        International Corporation in 1990, and to his present position in 1992. Mr. Makihara became an IBM director in 1997.

                        LUCIO A. NOTO, 59, is chairman and chief executive
                        officer of Mobil Corporation, an oil, gas and
                        petrochemical company. He is a member of IBM's Audit
                        Committee. Mr. Noto joined Mobil in 1962 and was elected
                        to Mobil's board in 1988. He was elected chief financial
                        officer in 1989, president and chief operating officer
[PHOTO OMITTED]         in 1993, and to his present position in 1994. He also
                        serves as chairman of Mobil's executive committee. Mr.
                        Noto is a director of Philip Morris Companies Inc. He is a member of The Council on Foreign Relations, The
                        Business Council, the Trilateral Commission, The
                        Business Roundtable, the American Petroleum Institute and a member of the Board of Trustees of the Urban
                        Institute. Mr. Noto became an IBM director in 1995.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

                        JOHN B. SLAUGHTER, 64, is president of Occidental
                        College. He is a member of IBM's Audit Committee. He is
                        a former chancellor of the University of Maryland and a
                        former director of the National Science Foundation. He
                        is a director of the Atlantic Richfield Company, Avery
[PHOTO OMITTED]         Dennison Corporation, Solutia, Inc., and Northrop
                        Grumman Corporation. He is a member of the National
                        Academy of Engineering, a member of the American Academy of Arts and Sciences, a fellow of the American
                        Association for the Advancement of Science, a fellow of the Institute of Electrical and Electronics Engineers, and a member of the Hall of Fame of the American Society for Engineering Education. Dr. Slaughter became an IBM director in 1988.

                        ALEX TROTMAN, 64, is chairman and chief executive
                        officer of the Ford Motor Company, an automotive
                        manufacturer. He is a member of IBM's Executive
                        Compensation and Management Resources Committee. Mr.
                        Trotman joined Ford of Britain in 1955 and was elected
                        president of Ford Asia-Pacific in 1983 and chairman of
[PHOTO OMITTED]         Ford of Europe in 1988. He became president and chief
                        operating officer of Ford Automotive Group and a director in 1993. He was subsequently elected to his present position in 1993. Mr. Trotman is a director of the New York Stock Exchange and Imperial Chemical
                        Industries PLC. Mr. Trotman became an IBM director in
                        1994.

                        LODEWIJK C. VAN WACHEM, 66, is chairman of the
                        supervisory board of Royal Dutch Petroleum Company, an
                        oil, gas and petrochemical company. He is chairman of
                        IBM's Audit Committee and a member of IBM's Executive
[PHOTO OMITTED]         Committee. In 1992, Mr. van Wachem retired as president
                        of Royal Dutch Petroleum, a post he had held since 1982.
                        He is a director of ABB Asea Brown Boveri Ltd., ATCO
                        Ltd., and Zurich Versicherungs-Gesellschaft; and a member of the supervisory boards of Akzo Nobel N.V., Bavarian Motor Works A.G., Bayer A.G. and Philips
                        Electronics N.V. Mr. van Wachem became an IBM director in 1992.

                        CHARLES M. VEST, 56, is president and professor of
                        mechanical engineering at the Massachusetts Institute of
                        Technology. He is a member of IBM's Executive
                        Compensation and Management Resources Committee. Dr.
                        Vest was formerly the provost and vice president for
[PHOTO OMITTED]         Academic Affairs of the University of Michigan. He is a
                        director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and the Corporation of Woods Hole
                        Oceanographic Institution, and a trustee of Wellesley
                        College. Dr. Vest became an IBM director in 1994.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

General Information

Board of Directors

The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Consistent with the Company's long-standing practice, the majority of the Board, 11 of the 12 current directors, are outside directors who are neither officers nor employees of IBM or its subsidiaries. In the opinion of the Board, each of the outside directors is independent of management and free of any relationship with the Company that would interfere with his or her exercise of independent judgment in performing the duties of a director.

In addition, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are composed entirely of outside directors. The committees of the Board, as well as the full Board, have access to outside consultants and experts as needed in connection with their deliberations.

The Board of Directors held 9 meetings during 1997. Overall attendance at Board and committee meetings was 94 percent. Attendance was over 75 percent for each director, with the exception of Mr. Makihara, who joined the Board in July. Following the Annual Meeting, the Board will consist of 11 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

Committees of the Board

The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.

                                                                Executive
                                             Directors          Compensation and
                                             and Corporate      Management
Executive              Audit                 Governance         Resources
--------------------------------------------------------------------------------
L.V. Gerstner, Jr.*    L.C. van Wachem*      N.O. Keohane*      C.F. Knight*
N.O. Keohane           J. Dormann            C. Black           A. Trotman
C.F. Knight            L.A. Noto             H. Brown**         C.M. Vest
L.C. van Wachem        J.B. Slaughter

*     Chair
**    Retiring April 28, 1998

Executive Committee

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee met once in 1997.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Audit Committee

The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

The Audit Committee is composed of outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held three meetings in 1997.

Directors and Corporate Governance Committee

The Directors and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

The committee advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board.

The committee reviews and considers the Company's position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public or social interest. Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held three meetings in 1997.

Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Corporation, giving the recommended candidate's name, biographical data, and qualifications.

Executive Compensation and Management Resources Committee

The Executive Compensation and Management Resources Committee has responsibility for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in, and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, reviews changes in the IBM Retirement Plan primarily affecting IBM corporate officers, and manages the operation and administration of the IBM Extended Tax Deferred Savings Plan and the IBM Supplemental Executive Retirement Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 14). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries and are not eligible to participate in any of the plans or programs that the committee

              IBM Notice of 1998 Annual Meeting and Proxy Statement

administers. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held five meetings in 1997.

Other Relationships

The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM's Board serve as executive officers. In 1997, none of these transactions was individually significant or reportable.

The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct indemnification. These policies run from June 30, 1997, through June 30, 1998, at a total cost of $576,192. The primary carrier is Federal Insurance Company.

Directors' Compensation

Directors who are not employees of the Company receive an annual retainer of $60,000 and each committee chair receives an additional annual retainer of $5,000. Sixty percent of the annual retainer fees is paid in Promised Fee Shares of IBM common stock under the Directors Deferred Compensation and Equity Award Plan (the "DCEAP"). Under the DCEAP, outside directors may defer all or part of their remaining cash compensation, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares, with dividends used to buy additional Promised Fee Shares. Promised Fee Shares are valued based on the market price of IBM common stock and are payable in the form of IBM shares or cash. All amounts under the DCEAP are to be paid only upon retirement or other completion of service as a director. Employee directors receive no additional compensation for service on the Board of Directors or its committees.

Under the IBM Non-Employee Directors Stock Option Plan, each outside director receives an annual grant of options to purchase 2,000 shares of IBM common stock. The exercise price of the options is the fair market value of IBM common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of an outside director, all options granted to such director shall become immediately exercisable. Outside directors are provided group life insurance of up to $50,000 and travel accident insurance in the amount of $300,000. Directors are also eligible to participate in the Company's Matching Grants Program on the same basis as the Company's employees.

The Directors and Corporate Governance Committee of the Board periodically reviews IBM's director compensation practices and compares them against the practices of the largest U.S. companies in terms of market capitalization. In performing this review, the Committee focuses on ensuring that the Company's outside directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company's stockholders. The

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Committee believes that the Company's total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company's outside directors.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 1997 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

Ownership of Securities

The following table reflects shares of IBM common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 1997.

The table indicates whether voting power and investment power in IBM common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. Since some shares may appear under both the Voting and Investment Power columns, and since other types of holdings are listed only in the Stock or Total column, the individual columns will not add across to the Total column.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Common Stock and Total Stock-Based Holdings of Management

The following table sets forth the beneficial ownership of shares of the Company's common stock, as well as all other IBM stock-based holdings as of December 31, 1997, by IBM's current directors and nominees, the executive officers named in the Summary Compensation Table on page 18, and the directors and officers as a group, as of December 31, 1997. The Table indicates the alignment of these individuals' personal financial interests with the interests of the Company's stockholders, because the value of their holdings will increase or decrease in line with the price of IBM stock.

---------------------------------------------------------------------------------------------------------
                               Voting Power     Investment Power                 Total        Acquirable
                           --------------------------------------              Stock-based     within 60
Name                          Sole    Shared       Sole    Shared    Stock (1)  holdings (2)     days (3)
---------------------------------------------------------------------------------------------------------

C. Black                     2,000       162      4,172       162        4,334         4,510         500
H. Brown                         0     1,200     17,476     1,200       18,676        24,871       1,500
J. Dormann                   2,000         0      2,963         0        2,963         2,963         500
L.V. Gerstner, Jr.         244,726       456    231,334       456      388,172       434,418   1,278,854
N.O.Keohane                      0     1,005      8,383     1,005        9,388        11,032       1,500
C.F. Knight                  4,906         0      9,565         0        9,565        10,490       1,500
M. Makihara                    500         0        744         0          744           744           0
L.A. Noto                    2,750     1,257      5,386     1,257        6,643         6,892       1,500
L.R. Ricciardi                   0    15,000          0    15,000       55,000        55,882      86,051
J.B. Slaughter                 100         0      7,007         0        7,007         8,979       1,500
R.M. Stephenson             87,011         0     71,655         0      129,609       130,897      45,014
J.M. Thompson               53,358         0     39,728         0      107,256       107,554      74,999
A. Trotman                   2,000     2,000      4,639     2,000        6,639         6,973       1,500
L.C. van Wachem              2,000         0      4,042         0        4,042         5,554       1,500
C.M. Vest                      200         0      1,805         0        1,805         2,212       1,500
D.M. Welsh                  11,743         0      7,635         0       39,229        44,505     146,164
---------------------------------------------------------------------------------------------------------
Directors and executive
officers as a group (4)    601,317    21,790    526,333    21,790    1,138,439*    1,214,248   2,467,016*
---------------------------------------------------------------------------------------------------------

* The total of these two columns represents less than 1% of the outstanding shares. No individual's beneficial holdings totaled more than 1/5 of 1% of the outstanding shares. These holdings do not include 2,716,938 shares held by the IBM Retirement Plan Trust Fund, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(1) For executive officers, this column includes shares shown in the "Voting Power" and "Investment Power" columns, as well as restricted stock units. For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award

              IBM Notice of 1998 Annual Meeting and Proxy Statement

      Plan. They have no voting power over such shares and investment power only with regard to such shares acquired as a result of deferring fees paid to them.

(2) This column shows the total IBM stock-based holdings, including the securities shown in the "Stock" column and other IBM stock-based interests, including, as appropriate, employee contributions into the IBM Stock Fund under the IBM Extended Tax Deferred Savings Plan ("ETDSP") and all Company matching contributions under the ETDSP. For non-employee directors, this column also includes the Promised Fee Shares payable in cash that were credited to the non-employee directors in connection with the elimination of pension payments to such directors.

(3)   Shares that can be purchased under an IBM stock option plan.

(4)   None of the directors or executive officers own any IBM preferred stock.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Report on Executive Compensation

The Executive Compensation and Management Resources Committee (the "Committee") is responsible for administering the Company's executive compensation policies and practices, and it approves all elements of compensation for elected corporate officers and certain other senior management positions. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee reports regularly to the Board of Directors on its activities and obtains ratification by the non-employee members of the Board of all items of compensation for the two highest-paid executives. The Committee is comprised of three outside directors who are not eligible to participate in any of the plans or programs that it administers.

Compensation Philosophy and Practices

The Board believes that leadership and motivation of the Company's executives are critical to establishing IBM's preeminence both in the marketplace and as an investment for stockholders. The Committee is responsible to the Board for ensuring that the individuals in executive positions are highly qualified and that they are compensated in a manner that furthers the Company's business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

- offer competitive total compensation value that will attract the best talent to IBM; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

- maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company as well as to the creation of stockholder value.

- encourage executives to manage from the perspective of owners with an equity stake in the Company.

Beginning in 1994, Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." In 1995, the Committee adopted, and the stockholders approved, terms under which annual incentive compensation and Long-Term Performance Incentive awards should qualify as performance-based. The Committee also amended IBM's Extended Tax Deferred Savings Plan to permit an executive officer who is subject to Section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the Section 162(m) limit. Additionally, based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options under the IBM 1997 Long-Term Performance Plan, the IBM 1994 Long-Term Performance Plan and any prior Plans should qualify as performance-based. The Committee is not precluded, however, from making compensation payments under different terms even if they would not qualify for tax deductibility under Section 162(m).

The Committee makes annual incentive awards based on its assessment of the Company's performance as measured against predetermined financial targets, taking into account various quantitative and qualitative factors. The primary quantitative factors reviewed by the Committee include such financial measures as net income, cash flow, earnings-per-share, and market capitalization of the Company. Among the qualitative factors evaluated by the Committee are the Company's perfor-

              IBM Notice of 1998 Annual Meeting and Proxy Statement

mance relative to other leading multinational corporations, progress toward achievement of the Company's short-term and long-term business goals and the global business and economic environment. In addition, every executive is expected to uphold and comply with IBM's Business Conduct Guidelines, which require the individual to maintain the Company's discrimination-free workplace and high standards of environmental protection. Upholding the Business Conduct Guidelines contributes to the success of the individual executive, and to IBM as a whole.

IBM's compensation program for executive officers is targeted to provide highly competitive total compensation levels (including both annual and long-term incentives) for highly competitive performance. Compensation is benchmarked against data developed by independent consultants using surveys of both the information technology industry and the largest U.S. market-capitalized companies and is set to reflect the 75th percentile of the compensation practices of comparator companies. These companies have executive positions similar to those at IBM in magnitude, complexity and scope of responsibility, and they are representative of the various markets in which IBM competes for executive talent. This is a broader and more diverse set of companies than those included in the S&P Computers (Hardware) Index used for the Performance Graph on page 24.

Stock ownership guidelines have been established for members of senior management to increase their equity stake in the Company and more closely link their interests with those of the stockholders. These guidelines provide that within a five-year period senior executives should attain an investment position in IBM stock or stock units of two to four times the sum of their base salary and annual incentive target depending on the individual's scope of responsibilities and the Company's strategic imperatives.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

ANNUAL CASH COMPENSATION: includes base salary and any cash incentive or bonus award earned for the year's performance. Both salary and the annual target incentive opportunity are established for each executive officer based on job responsibilities, level of experience, overall business performance and individual contribution to the business, as well as analyses of competitive industry practice. Actual annual incentive awards for 1997 are based on an assessment of these factors and various other quantitative and qualitative performance factors. Financial measures include net income and cash flow (with most of the weighting on net income) and directly align executive pay with Company profitability. The Committee approved the financial targets early in the year and certified attainment at the end of the performance period. Qualitative measures include achievements in areas such as strategy, product and technology leadership, implementation of key business programs and customer satisfaction. Final incentive amounts for the named executive officers are reported in the Summary Compensation Table. Effective January 1, 1998, the Committee amended the Extended Tax Deferred Savings Plan (ETDSP) to permit participants to defer up to 15% of pay, in order to maintain parallel deferral limits between the ETDSP and the qualified all-employee Tax Deferred Savings Plan.

LONG-TERM INCENTIVE COMPENSATION: includes stock options, Long-Term Performance Incentive awards and restricted stock or restricted stock unit awards. The objectives for these awards are to closely align executive interests with the longer-term interests of stockholders by encouraging equity participation and to retain the skills that are critical to the future success of the business. Stock options and long-term performance incentive opportunities depend on the creation of incremental stock-

              IBM Notice of 1998 Annual Meeting and Proxy Statement

holder value or the attainment of cumulative financial targets over three-year periods. These long-term grants represent a significant portion of the total compensation value provided to executive officers. Award sizes are based both upon individual performance, level of responsibility and potential to make significant contributions to the Company, as well as upon award levels at other companies included in the competitive surveys. In addition, long-term incentives granted in prior years are taken into consideration.

- Stock Options typically are granted annually to executives and other selected employees whose contributions and skills are critical to the long-term success of the Company. Options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant, vest over a period of at least four years, and generally expire after ten years. These options only have value to the recipients if the price of the Company's stock appreciates after the options are granted.

- Long-Term Performance Incentive (LTPI) awards provide senior management with an incentive linked to both multiple-year corporate financial performance and stockholder value. Awards are intended to be made annually in the form of performance stock units. For awards made in 1997 covering the period 1997-99, the stock units can be earned based on achieving cumulative financial goals of earnings-per-share and cash flow (with most of the weighting on earnings-per-share). Depending on the level of performance against the three-year goals, payout of the stock units can range between 0% to 150% of the target awards, as shown in the Table on page 20. The stock units are valued based upon the market price of the Company's common stock. For LTPI awards made in 1995 covering the three-year period through 1997, the financial goals were earnings-per-share and cash flow weighted 80/20. Based on the Company's performance for this period, the maximum number of stock units was earned by the participants. Payouts for the named executives are reported in the Summary Compensation Table on page 18.

- Restricted Stock Unit awards are designed to provide long-term retention incentives for certain key members of senior management. These awards are highly selective, limited to a very small group of executives, and equity-based so as to tie them directly to stockholder return. The restriction period is generally five years.

Compensation for the Chairman and Chief Executive Officer

The Committee believes that IBM continues to enhance its position as a leading global information technology firm and that it continues to meet the challenges of an increasingly competitive environment. During 1997, IBM revenue grew 8% year-to-year at constant currency (3% as reported), continuing to hit record levels as achieved in 1996. Continued momentum in global services (28% growth in revenue year-to-year) has enabled IBM to maintain its position as the world's largest information technology services provider. Earnings-per-share improved 12% year-to-year to $6.18 per share. This consistent performance is reflected in the firm's overall market capitalization, which grew $23 billion in 1997 and now exceeds $100 billion. The Committee believes that this performance is strong, particularly in light of continued volatility in global business markets. This is reflected in Mr. Gerstner's annual incentive award of $4,500,000 for 1997, which is reported in the Bonus column of the Summary Compensation Table on page
18. He also earned a payout from the 1995-97 LTPI based on the Company's cumulative financial results over the three-year period. In addition, as part of its annual review of long-term incentive compensation, on March 13, 1997, the Committee recommended, and the Board approved, an award to Mr. Gerstner of options covering 200,000 shares of IBM common stock and an LTPI award of 20,798 performance stock units.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Now in his fifth year as chairman and chief executive officer of IBM, Mr. Gerstner continues to demonstrate highly effective leadership. Since assuming his role in April of 1993, Mr. Gerstner has led IBM to industry strength -- continuing to deepen and expand client relationships as well as the focus on core competencies. As a result, during his tenure, stockholders have experienced a 343% increase in total stockholder return.

In view of Mr. Gerstner's continued superior performance and to ensure that his skills and experience remain available to the Company after he retires, the Committee amended Mr. Gerstner's employment agreement to provide him with a 10-year consulting agreement upon retirement. Mr. Gerstner agreed to remain as chairman and chief executive officer until he reaches age 60 in March of 2002 and to adhere to Company rules prohibiting competition, solicitation of employees and other activities detrimental to the Company during the 10-year consulting period. The consulting agreement also contains other terms more fully described in the section entitled, "Employment Agreements and Change-in-Control Arrangements."

Further, on September 29, 1997, the Committee recommended, and the Board approved, the grant to Mr. Gerstner of a special stock option covering 2,000,000 shares of IBM common stock. This award will vest in five equal installments over five years. The Board made the award in order to provide a significant additional incentive to Mr. Gerstner to remain at IBM, to recognize his outstanding performance and leadership and to ensure that he receives competitive total pay for performance in line with other top-performing chief executive officers. In determining the form and amount of the grant, the Board took into consideration the chairman's central role in contributing to the Company's performance, as reflected in total stockholder return; his commanding leadership of a complex global business in an intensely competitive, dynamic industry; and extensive analyses of stock option awards and total compensation paid to other chief executive officers demonstrating comparable performance levels and leadership, using data prepared by independent consultants.

The terms of Mr. Gerstner's employment agreement are described in the section entitled, "Employment Agreements and Change-in-Control Arrangements" on page 22.

Charles F. Knight (chairman)
Alex Trotman
Charles M. Vest

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Summary Compensation Table

---------------------------------------------------------------------------------------------------------------------------
                                                                                Long-Term Compensation (2)
                                                                      --------------------------------------
                                 Annual Compensation (1)                      Awards               Payouts
                             -------------------------------------------------------------------------------
                                                          Other       Restricted   Securities
Name and                                                  Annual        Stock      Underlying       LTIP        All Other
Principal Position   Year      Salary         Bonus    Compensation     Awards    Options(#)(3)    Payouts    Compensation
---------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.   1997    $1,500,000    $4,500,000    $        0    $        0    2,200,000    $2,094,018    $102,600(4)
Chairman             1996     1,500,000     3,270,000             0             0      600,000     2,072,567     128,250
and CEO              1995     2,000,000     2,775,000             0     7,044,375      200,000     1,274,663     138,000

J.M. Thompson        1997       575,000       825,000             0     2,057,500      100,000     1,875,240      29,190(4)
Senior VP            1996       556,250       603,000             0             0      100,000       621,770     166,133
                     1995       493,334       725,000             0     1,363,125       80,000       318,689     112,048

R.M. Stephenson      1997       532,501       800,000             0     2,057,500      100,000     1,203,279      26,265(4)
Senior VP            1996       472,500       543,000             0     1,073,750       70,000       414,513      29,925
                     1995       436,667       525,000        21,904             0       46,200       191,233      61,609

L.R. Ricciardi       1997       470,000       800,000             0     2,057,500       90,000     1,562,700     568,768(5)
Senior VP,           1996       470,000       503,000             0     1,073,750       70,000             0     140,444(5)
General Counsel      1995       295,530       575,000             0             0      100,000             0      10,778(5)
and CFO

D.M. Welsh           1997       437,500       825,000             0             0       80,000     1,203,279      25,425(4)
Senior VP            1996       393,751       410,000             0             0       48,000       310,965      24,113
                     1995       356,250       410,000             0       908,750       46,200       191,233      20,455
---------------------------------------------------------------------------------------------------------------------------

(1) The 1995 annual compensation amount for Mr. Ricciardi reflects less than a full year, since his employment date was May 15, 1995.

(2) At the end of 1997, Mr. Gerstner held 62,056 performance stock units, 142,990 restricted stock units and 13,392 shares of restricted stock having a combined value of $22,839,877; Mr. Thompson held 36,000 performance stock units, 53,898 restricted stock units and 13,630 shares of restricted stock having a combined value of $10,824,888; Mr. Stephenson held 29,700 performance stock units, 42,598 restricted stock units and 15,356 shares of restricted stock having a combined value of $9,165,102; Mr. Ricciardi held 30,000 performance stock units and 40,000 restricted stock units having a combined value of $7,319,200; and Mr. Welsh held 25,500 performance stock units, 21,950 restricted stock units and 4,108 shares of restricted stock having a combined value of $5,390,904. Restricted stock and restricted stock units earn dividends and dividend equivalents at the same rate as dividends paid to shareholders; otherwise, restricted stock/unit awards have no value to the recipient until the restrictions are released. No dividend equivalents are paid on outstanding performance stock units.

(3) The number of securities underlying options granted reflect the two-for-one stock split declared by the Board on January 28, 1997.

(4) Represents the Company's contributions to the IBM Tax Deferred Savings Plan ("TDSP") and the Extended Tax Deferred Savings Plan ("ETDSP").

(5) Includes (a) payments given in replacement for various benefits and rights from his former employer that were forfeited and (b) expenses relating to Mr. Ricciardi joining IBM. Also includes $24,390 in 1997, $31,850 in 1996 and $8,866 in 1995 for the company's contributions to the TDSP and ETDSP.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Stock Option/SAR Grants in Last Fiscal Year (1)

-------------------------------------------------------------------------------------------------------------
                                   Individual Grants
                  ------------------------------------------------------
                                                                            Potential Realizable Value at
                      Number      % of Total                                    Assumed Annual Rates of
                  of Securities  Options/SARs                                Stock Price Appreciation for
                    Underlying    Granted to    Exercise                        Ten-Year Option Term (5)
                  Options/SARs   Employees in     Price    Expiration    ------------------------------------
Name               Granted (2)    Fiscal Year   per Share     Date       0%            5%               10%
-------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.    200,000(3)    1.00%        $72.13     3/12/07      $0        $9,071,000     $22,989,000
                    2,000,000(4)   10.02%        103.56     9/28/07       0       130,260,000     330,100,000
J.M. Thompson         100,000       0.50%         72.13     3/12/07       0         4,535,500      11,494,500
R.M. Stephenson       100,000       0.50%         72.13     3/12/07       0         4,535,500      11,494,500
L.R. Ricciardi         90,000       0.45%         72.13     3/12/07       0         4,081,950      10,345,050
D.M. Welsh             80,000       0.40%         72.13     3/12/07       0         3,628,400       9,195,600
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Increase in market value of IBM common stock for all                 5% (to $169/share)  10% (to $269/share)
stockholders at assumed annual rates of stock price                  ------------------  -------------------
appreciation (as used in the table above) from $103.56
per share, over the ten-year period, based on 958.1                     $62.4 billion       $158.1 billion
million shares outstanding on December 31, 1997.
-------------------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were granted to the named executive officers during 1997.

(2) Included in the total aggregate exercise price for the grants made to each of Messrs. Thompson, Stephenson, Ricciardi and Welsh is approximately $100,000 of Incentive Stock Options, which become exercisable along with the balance of their grants in four equal installments commencing on the first anniversary date. Upon retirement, all options continue to become exercisable in accordance with their terms.

(3) The grant becomes exercisable in four equal installments commencing on the first anniversary date. Included in the total aggregate exercise price for this grant is approximately $100,000 of Incentive Stock Options, which become exercisable on the first anniversary date. Upon retirement, all options continue to become exercisable in accordance with their terms. Mr. Gerstner's grant also becomes exercisable on a termination without cause, including upon a "change-in-control," as defined in his employment agreement.

(4) This grant becomes exercisable in five equal installments commencing on the first anniversary date. Upon retirement, all options continue to become exercisable in accordance with their terms. Mr. Gerstner's grant also becomes exercisable on a termination without cause, including upon a "change-in-control," as defined in his employment agreement.

(5) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, a $103.56 per share price with a 5% annual growth rate results in a stock price of $168.69 per share and a 10% rate results in a price of $268.61 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

-----------------------------------------------------------------------------------------------------------------
                                                    Number of Securities
                                                   Underlying Unexercised      Value of  Unexercised In-the-Money
                        Shares                Options/SARs at Fiscal Year-End   Options/SARs at Fiscal Year-End
                      Acquired on    Value    -------------------------------------------------------------------
Name                  Exercise (#)  Realized     Exercisable  Unexercisable       Exercisable    Unexercisable
                                            ---------------------------------------------------------------------
L.V. Gerstner, Jr.      101,340    $6,705,008     1,229,524     3,010,342       $  95,616,343    $ 48,120,404
J.M. Thompson           185,110     6,570,148             0       245,002                   0      11,358,632
R.M. Stephenson         114,710     3,087,909             0       190,900                   0       8,164,831
L.R. Ricciardi                0             0        68,552       191,448           3,640,360       7,881,040
D.M. Welsh               39,000     2,455,225       109,150       157,900           7,880,689       7,086,206
-----------------------------------------------------------------------------------------------------------------

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Long-Term Incentive Plans-Awards in Last Fiscal Year

------------------------------------------------------------------------------------------------------------
                                           Performance or            Estimated Future Payouts under
                         Number of          Other Period             Non-Stock Price-Based Plans (1)
                       Shares, Units      Until Maturation   -----------------------------------------------
Name                  or Other Rights         or Payout       Threshold (2)     Target (#)       Maximum (#)
------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.        20,798             1/97-12/99          5,200           20,798            31,197
J.M. Thompson             12,000             1/97-12/99          3,000           12,000            18,000
R.M. Stephenson           12,000             1/97-12/99          3,000           12,000            18,000
L.R. Ricciardi            10,000             1/97-12/99          2,500           10,000            15,000
D.M. Welsh                10,000             1/97-12/99          2,500           10,000            15,000
------------------------------------------------------------------------------------------------------------

(1) Long-Term Performance Incentive (LTPI) awards are denominated in Performance Stock Units (PSUs), which are equivalent in value to IBM common stock. PSUs are earned for achieving specified cumulative business objectives of earnings-per-share and cash flow, weighted 80/20 respectively, over a three-year performance period beginning 1/1/97 and ending 12/31/99. Performance against each of the targets will be subject to separate payout calculations. The target number of performance stock units will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 70% of the objectives, and the maximum number will be earned for achieving 120% of the objectives. No payout will be made for performance below the threshold.

      After the performance period, one-half of the earned performance stock units will be paid in cash. The cash value for each performance stock unit will be equal to the average closing price of one share of IBM common stock for the month of January 2000. The balance of the performance stock units will be paid in an equivalent number of stock units, which will be restricted for a two-year period ending 12/31/2001.

(2) The amounts in this column represent the threshold number that can be earned if 70% attainment of both business objectives is achieved. In the event that only one objective is achieved (at the 70% level), then the number of performance stock units earned would be 80% of the threshold number based on earnings-per-share achievement or 20% based on cash flow achievement.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Retirement Plans

Retirement benefits are provided to the executive officers of the Company, including the named executive officers, under a funded, tax-qualified defined benefit pension plan known as the IBM Retirement Plan and an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retirement Plan (collectively, the "Plans").

The following table sets out the estimated annual pension benefit payable under the Plans for a participant at age 65, for various levels of average annual compensation (as defined below) and years of service, as supplemented in the case of Mr. Gerstner by a separate arrangement.

---------------------------------------------------------------------------------------------------
   Five Year                                         Years of Service
    Average      ----------------------------------------------------------------------------------
 Compensation         5            15            20             25             30            35
---------------------------------------------------------------------------------------------------

$    200,000    $  17,340    $   52,020     $   69,360    $    82,360    $    95,360    $   102,860

     400,000       42,840       128,520        171,360        197,360        223,360        238,360

     600,000       68,340       205,020        273,360        312,360        351,360        373,860

     800,000       93,840       281,520        375,360        427,360        479,360        509,360

   1,000,000      119,340       358,020        477,360        542,360        607,360        644,860

   1,500,000      183,090       549,270        732,360        829,860        927,360        983,610

   2,000,000      246,840       740,520        987,360      1,117,360      1,247,360      1,322,360
---------------------------------------------------------------------------------------------------

For purposes of the Plans, average annual compensation is equal to the average annual salary and bonus over the final 5 years of employment or the highest consecutive five calendar years of compensation, whichever is greater. The annual salary and bonus for the current year for the named executive officers is indicated in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Plans, as of December 31, 1997, are: Mr. Gerstner, 4 years; Mr. Thompson, 31 years; Mr. Stephenson, 35 years; Mr. Ricciardi, 2 years; and Mr. Welsh, 31 years. No additional benefits are payable under the Plans for years of service in excess of 35 years.

Benefits under the Plans are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the IBM Retirement Plan. Benefits are paid from the trust under the IBM Retirement Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

Mr. Gerstner's annual pension from the Company under his employment agreement has been set at approximately $1,140,000 at age 60, when his employment agreement expires.

Other Deferred Compensation Plans

The IBM Tax Deferred Savings Plan (the "TDSP") allows all eligible employees to defer up to 15% of their income on a tax-favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. The employee accounts are invested by the plan trustee in a selection of investment funds, including an IBM Stock Fund, as directed by the employees. Corporate officers have participated in the

              IBM Notice of 1998 Annual Meeting and Proxy Statement

TDSP since its inception in 1983 on the same basis as all other employees except that they could not participate in the IBM Stock Fund investment option. Commencing February 1, 1995, officers are now permitted to invest in the TDSP's IBM Stock Fund consistent with the Company's increased emphasis on stock ownership. Internal Revenue Service limits on the TDSP preclude in 1998 an annual investment of more than $10,000 or an eligible compensation base of more than $160,000 for any one employee.

IBM established the Extended Tax Deferred Savings Plan (the "ETDSP") in 1995. The ETDSP allows any U.S. executive, including officers, to defer additional monies and receive a Company match on the same basis as the TDSP except that the Company match for the ETDSP is credited only in units of IBM common stock, which are not transferable to other investment alternatives during employment. In addition, participants can defer all or a portion of their annual incentive until retirement under the ETDSP. In the event that the salary of a Company officer who is subject to the limits of Section 162(m) of the Code exceeds $1,000,000, such officer may defer up to 100 percent of his or her salary. The ETDSP is not funded and participants are general creditors of the Company. All investments in the ETDSP earn income based on the results of the actual TDSP funds' performance but the income is paid out of Company funds rather than the actual returns on a dedicated investment portfolio.

Employment Agreements and Change-in-Control Arrangements

The Company entered into an employment agreement with Mr. Gerstner as of March 26, 1993, whereby he serves as the chairman and chief executive officer of the Company. Effective January 1, 1996, the employment agreement was amended to provide that Mr. Gerstner's annual salary is at least $1,500,000, his annual incentive target award opportunity is at least $2,000,000, and his annual long-term performance incentive target award opportunity is at least $1,500,000. In addition, the agreement provides Mr. Gerstner with an annual pension at age 60 from IBM of approximately $1,140,000.

Effective November 17, 1997, his agreement was further amended. In consideration for his commitment to remain as chairman and chief executive officer of IBM until he reaches age 60 in March of 2002, and in order to ensure that Mr. Gerstner's skills and experience remain available to the Company, the amendment provides that Mr. Gerstner will become a consultant to the Company for a period of 10 years following his retirement. During this period, he will receive a daily consulting fee based on his daily salary rate at the time of his retirement plus reasonable expense reimbursement, and he will adhere to Company rules prohibiting competition, solicitation of employees and other activities detrimental to the Company. In addition, he will continue to have use of Company facilities and services, such as office, cars, aircraft, and financial planning. He will also be treated as a retired employee of IBM for purposes of retiree medical benefit coverage for him and his spouse and the vesting and payout terms of awards pursuant to the Long-Term Performance Plan. He receives these benefits only if he remains until age 60, leaves earlier with the consent of the Board, becomes disabled or is terminated without cause. If he leaves the Company before age 60 with the consent of the Board, he will receive the benefits to which the March 1993 agreement otherwise entitled him for a termination without cause. This amendment also provides that his base salary prior to the January 1, 1996, amendment (and any increases in his base salary) will be deemed to be his base salary for purposes

              IBM Notice of 1998 Annual Meeting and Proxy Statement

of the guaranteed payments he would receive pursuant to the agreement in the event of a termination without cause. It is not possible to predict the value of the consulting agreement or the other benefits described above. The foregoing description has been provided on the assumption that such value may exceed $100,000.

In the event of termination without cause, or due to a "change-in-control" of the Company, as defined in the agreement, Mr. Gerstner would receive 36 months' salary, prorated incentive payments, the right to exercise all stock options, and other specified benefits. The Company has no other change-in-control arrangements with any of its executive officers. There are no employment agreements with the named executive officers, other than Mr. Gerstner, that provide for their continuing service.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Performance Graph

Comparison of Five-Year Cumulative Total Return for
IBM, S&P 500 Stock Index, and S&P Computers (Hardware) Index (excluding IBM)

The following table was also depicted as a line graph in the printed material.


                               [GRAPHIC OMITTED]


                               1992      1993     1994      1995    1996   1997
--------------------------------------------------------------------------------
IBM Common Stock                100       116      153       192     322    448
S & P Computers (Hardware)
    Index (excluding IBM)       100       102      133       205     248    376
S & P 500 Stock Index           100       110      111       153     189    252

The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indexes. Since IBM is a company within the Standard & Poor's ("S&P") 500 Stock Index, the Securities and Exchange Commission's proxy rules require the use of that Index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. In IBM's case, the S&P Computers (Hardware) Index (excluding IBM), shown above, is such an index. Prior to June 1996, the S&P Computers (Hardware) Index had been known as the S&P Computer Systems Index.

The graph assumes $100 invested on December 31, 1992, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

2. Ratification of Appointment of Auditors

The Board of Directors has appointed the firm of Price Waterhouse LLP, independent accountants, to be IBM's auditors for the year 1998 and recommends to stockholders that they vote for ratification of that appointment.

Price Waterhouse LLP served in this capacity for the year 1997. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of Price Waterhouse LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with Price Waterhouse LLP in all of these respects. The committee's review included inquiry concerning any litigation involving Price Waterhouse LLP and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of Price Waterhouse LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation.

The IBM Board of Directors recommends a vote FOR this proposal.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

3. Stockholder Proposal

Stockholder proposals may be submitted for inclusion in IBM's 1999 proxy material after the 1998 Annual Meeting but must be received no later than 5 p.m. EST on November 18, 1998. Proposals must be in writing and sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Armonk, N.Y. 10504. Facsimile or other forms of electronic submissions will not be accepted.

Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of auditors, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

Management opposes the following proposal for the reasons stated after the proposal.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Stockholder Proposal on Executive Compensation

Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 100 shares, intends to submit the following proposal at the meeting:

RESOLVED: "That the stockholders recommend that the Board take the necessary step that IBM specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

"Last year the owners of 26,720,299 shares, representing approximately 8.3% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this proposal."
--------------------------------------------------------------------------------
The IBM Board of Directors recommends a vote AGAINST this proposal.

The Proposal is not currently relevant to the Company since it calls for disclosure of contractual employment obligations which are already fully disclosed in this Proxy Statement. In this connection, Mr. Gerstner, the Chairman and Chief Executive Officer of the Company, is the only executive officer with an employment contract who is entitled to receive a salary and other amounts on account of his employment with the Company. Mr. Gerstner's employment contract, as well as other details of his compensation arrangements, is already described on pages 16 and 17 of this Proxy Statement in full compliance with the regulations of the Securities and Exchange Commission. Moreover, under these same regulations, the Company already provides detailed information about the overall compensation arrangements of its four other highest paid executive officers. The Executive Compensation and Management Resources Committee of the Board, which is comprised solely of non-employee directors, reviews and approves the compensation of all executive officers of the Company. Since implementation of the Proposal would add nothing to the Company's current disclosures, and since the Proposal attempts to impose future obligations beyond what is required by the law, as well as beyond what other companies disclose, the Board believes the Proposal is unnecessary and should be rejected. The Board believes that the existing disclosure adequately and fairly describes the compensation structure for IBM's executive officers as well as furnishes an informed basis for IBM stockholders to evaluate the Company's use of compensation to motivate and retain its key personnel. The Board therefore recommends a vote AGAINST this Proposal.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the individuals named as Proxies on the enclosed Proxy Card will vote shares it represents.

Proxies and Voting at the Meeting

The $.50 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 28, 1998, meeting. Each stockholder of record at the close of business on March 9, 1998 (the "Record Date"), is entitled to one vote for each share held. On February 10, 1998, there were 961,361,074 common shares outstanding and entitled to be voted.

Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of auditors and to recommend that the Board consider adoption of a stockholder proposal. Under the law of New York, IBM's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on current state law requirements and IBM's Certificate of Incorporation and By-laws.

All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, IBM's state of incorporation. Votes are counted by employees of First Chicago Trust Company of New York, IBM's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of Corporation Trust Company.

Shares cannot be voted unless a signed Proxy Card is returned, shares are voted using the Internet or the telephone, or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder of record wishes to give a proxy to someone other than the individuals named as Proxies on the Proxy Card, he or she may cross out the names appearing on the enclosed Proxy Card, insert the name of some other person, sign, and give the Proxy Card to that person for use at the meeting.

Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the Proxy Card in the enclosed envelope.

Alternatively, in lieu of returning signed proxy cards, IBM stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These new Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. IBM has been advised by competent counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

              IBM Notice of 1998 Annual Meeting and Proxy Statement

The Proxy Card covers the number of shares to be voted, including any shares held for participants in the IBM Investor Services Program and Employees Stock Purchase Plans. For those stockholders who are participants in the IBM Stock Fund investment alternative under the IBM Tax Deferred Savings Plan (the "TDSP"), the enclosed proxy card also serves as a voting instruction to the Trustee of the TDSP for IBM shares held in the IBM Stock Fund as of March 9, 1998 (the "Record Date"), provided that instructions are furnished over the Internet or by telephone by April 22, 1998, or that the card is signed, returned, and received by April 22, 1998. If instructions are not received over the Internet or by telephone by April 22, 1998, or if the signed proxy card is not returned and received by such date, the IBM shares in the IBM Stock Fund under the TDSP will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $35,000, plus reasonable out-of-pocket expenses.

/s/ John E. Hickey

John E. Hickey
Vice President and Secretary
March 13, 1998

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